Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CIMAREX RESOLUTE LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Cimarex Resolute LLC (the “Company”), is entered into by Cimarex Energy Co., a Delaware corporation, as the sole member of the Company (the “Member”), this 1st day of March, 2019.

WHEREAS, Patricia Gunn, as an “authorized person” within the meaning of the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.), as amended from time to time (the “Delaware Act”), executed and filed the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on November 16, 2018, thereby forming the Company as a limited liability company under and pursuant to the Delaware Act;

WHEREAS, the Company and the Member entered into a Limited Liability Company Agreement of the Company, dated as of November 16, 2018 (the “Prior LLC Agreement”); and

WHEREAS, this Agreement shall completely amend, restate and replace any and all previous governing documents of the Company, including, without limitation, the Prior LLC Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings herein specified and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member and the Company agree as follows:

1.             Organization.  The Company was formed as a Delaware limited liability company pursuant to the provisions of the Delaware Act.

2.             Name.  The name of the Company is Cimarex Resolute LLC.  The business of the Company shall be conducted under such name or such other names that comply with applicable law as the Member may from time to time deem necessary or desirable.

3.             Purpose and Powers.  The purpose of the Company shall be to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act.  The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company.

4.             Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, and the name of the registered agent of the Company for service of process on the Company at such address is Corporation Service Company.

5.             Member.  Simultaneously with its execution of the Prior LLC Agreement, the Member was admitted as the sole member of the Company, and the Member agrees to be bound by the terms of this Agreement.  The Member shall have the sole limited liability company interest (as defined in the Delaware Act) in the Company (the “Interest”) and the respective other rights, powers, duties and obligations provided in the Delaware Act, except, to the extent permitted by the Delaware Act, as otherwise provided herein.

6.             Capital Contribution.  The Member has made the capital contributions to the Company reflected in the books and records of the Company.  The Member shall have the right, but not the obligation, to make additional capital contributions to the Company as the Member in its sole discretion may determine.

7.             Allocations and Distributions.  The net profits and net losses of the Company, and other items of income, gain, loss, deduction and credit, will be allocated 100 percent to the Member for capital account and federal income tax purposes, and the Company, as a separate entity, is to be disregarded for federal income tax purposes.  Subject to Sections 18-607 and 18-804 of the Delaware Act, the Company shall make such distributions to the Member as the Member determines.

8.             Management.

(a)           Authority; Powers and Duties of the Member. The management and control of the Company shall be vested entirely in the Member.  The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member’s duties and to the management of the business and affairs of the Company.  No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.

(b)           Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”).  Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

9.             Transfer of Interest; Admission of Additional Members.  The Member may assign its Interest in whole or in part at any time.  Upon assignment of the Member’s entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the “Member” shall be read as references to the transferee as the substituted member of the Company).  One or more additional members of the Company may be admitted to the Company with the consent of the Member.  Upon the admission to the Company of any additional member(s), the members of the Company shall cause this

Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership or corporation for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

10.          Resignation of Members; Events of Bankruptcy.  Except as provided in the mandatory provisions of the Delaware Act and pursuant to the second sentence of Section 9, no right is given to any member of the Company to resign from the Company.  The Member shall not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware Act.

11.          Dissolution and Term of the Company.  The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware Act, unless, if permitted by the Delaware Act, the Company is continued without dissolution in accordance with the Delaware Act.  Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.

12.          Limitation of Liability and Indemnification of Member.

(a)           Except as otherwise required by the Delaware Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.

(b)           The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c)           To the fullest extent permitted by applicable law, the Company shall (i) indemnify and hold harmless any person or entity and such person’s or entity’s executors, administrators, heirs, legal representatives, successors and assigns (each, a “Covered Person”) who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity is or was a member, manager, officer, authorized person, employee or  agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, authorized person, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses incurred or suffered by such Covered Person in connection with such action, suit or proceeding and (ii) advance expenses incurred by such Covered Person in defending or otherwise participating in such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by applicable law upon receipt of an undertaking by the Covered Person to repay such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified by the Company for such expenses under this Section 12 or otherwise.

13.          Amendment.  This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

14.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

15.          Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

MEMBER:

CIMAREX ENERGY CO.

By:	/s/ Thomas E. Jorden
Name:	Thomas E. Jorden
Title:	President and Chief Executive Officer

Signature Page to Amended and Restated LLC Agreement of Cimarex Resolute LLC